SEC 1745 (6-01)	Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: October 31, 2002
SCHEDULE 13G (Rule 13d-102) INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)	Estimated average burden hours per response. . 14.9

Under the Securities Exchange Act of 1934
(Amendment No.    1)*

Capstone Turbine Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

14067D 10 2

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐

Rule 13d-1(c)

☒

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 22

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sevin Rosen Fund IV L.P. (“SR IV”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares

	6.	Shared Voting Power 0 shares

	7.	Sole Dispositive Power 0 shares

	8.	Shared Dispositive Power 0 shares

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SRB Associates IV L.P. (“SRB IV”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 0 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sevin Rosen Fund V L.P. (“SR V”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
     43,087 shares, except that SRB Associates V L.P. (“SRB V”), the general partner of SR V, may be deemed to have sole power to vote these shares, and Jon W. Bayless (“Bayless”), Stephen L. Domenik (“Domenik”), Stephen M. Dow (“Dow”), John V. Jaggers (“Jaggers”), Charles H. Phipps (“Phipps”) and Jennifer Gill Roberts (“Roberts”), the general partners of SRB V, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
     43,087 shares, except that SRB V, the general partner of SR V, may be deemed to have sole power to vote these shares, and Bayless Domenik, Dow, Jaggers, Phipps and Roberts, the general partners of SRB V, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 43,087

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sevin Rosen V Affiliates Fund L.P. (“SR V A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
     1,842 shares, except that SRB V, the general partner of SR V A, may be deemed to have sole power to vote these shares, and Bayless Domenik, Dow, Jaggers, Phipps and Roberts, the general partners of SRB V, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
     1,842 shares, except that SRB V, the general partner of SR V A, may be deemed to have sole power to vote these shares, and Bayless Domenik, Dow, Jaggers, Phipps and Roberts, the general partners of SRB V, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,842

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SRB Associates V L.P. (“SRB V”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
     44,929 shares, of which 43,087 are directly owned by SR V and 1,842 are directly owned by SR V A.  SRB V, the general partner of SR V and SR V A, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, Phipps and Roberts, the general partners of SRB V, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
     44,929 shares, of which 43,087 are directly owned by SR V and 1,842 are directly owned by SR V A.  SRB V, the general partner of SR V and SR V A, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers, Phipps and Roberts, the general partners of SRB V, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 44,929

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sevin Rosen Fund VII L.P. (“SR VII”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
     254,222 shares, except that SRB Associates VII L.P. (“SRB VII”), the general partner of SR VII, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers , Jackie R. Kimzey (“Kimzey”), Phipps, Roberts  and David A. Shrigley (“Shrigley”), the general partners of SRB VII, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
     254,222 shares, except that SRB VII, the general partner of SR VII, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, Kimzey, Phipps, Roberts and Shrigley, the general partners of SRB VII, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 254,222

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Sevin Rosen VII Affiliates Fund L.P. (“SR VII A”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
     9,728 shares, except that SRB VII, the general partner of SR VII A, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, Kimzey, Phipps, Roberts and Shrigley, the general partners of SRB VII, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
     9,728 shares, except that SRB VII, the general partner of SR VII, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, Kimzey, Phipps, Roberts and Shrigley, the general partners of SRB VII, may be deemed to have shared power to dispose of these shares.

	8.	Shared Dispositive Power See response to row 7.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 9,728

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) SRB Associates VII L.P. (“SRB VII”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.

Sole Voting Power
     263,966 shares, of which 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A and 16 are directly owned by SRB VII.  SRB VII, the general partner of SR VII and SR VII A, may be deemed to have sole power to vote these shares, and Bayless, Domenik, Dow, Jaggers, Kimzey, Phipps, Roberts and Shrigley, the general partners of SRB VII, may be deemed to have shared power to vote these shares.

	6.	Shared Voting Power See response to row 5.

7.

Sole Dispositive Power
     263,966 shares, of which 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A and 16 are directly owned by SRB VII.  SRB VII, the general partner of SR VII and SR VII A, may be deemed to have sole power to dispose of these shares, and Bayless, Domenik, Dow, Jaggers, Kimzey, Phipps, Roberts and Shrigley, the general partners of SRB VII, may be deemed to have shared power to dispose of these shares

	8.	Shared Dispositive Power See response to row 7

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 263,966

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jon W. Bayless (“Bayless”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 101,132 shares.

6.

Shared Voting Power
     308,895 shares, of which 43,087 are directly owned by SR V, 1,842 are directly owned by SR V A, 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A and 16 are directly owned by SRB VII.  Bayless is a general partner of SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 101,132 shares.

8.

Shared Dispositive Power
     308,895 shares, of which 43,087 are directly owned by SR V, 1,842 are directly owned by SR V A, 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A and 16 are directly owned by SRB VII.  Bayless is a general partner of SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 410,027

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Stephen L. Domenik (“Domenik”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 10,754 shares.

6.

Shared Voting Power
     308,895 shares, of which 43,087 are directly owned by SR V, 1,842 are directly owned by SR V A, 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A and 16 are directly owned by SRB VII.  Domenik is a general partner of SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 10,754 shares.

8.

Shared Dispositive Power
     308,895 shares, of which 43,087 are directly owned by SR V, 1,842 are directly owned by SR V A, 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A and 16 are directly owned by SRB VII.  Domenik is a general partner of SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 319,649

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Stephen M. Dow (“Dow”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 102,763 shares.

6.

Shared Voting Power
     308,895 shares, of which 43,087 are directly owned by SR V, 1,842 are directly owned by SR V A, 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A and 16 are directly owned by SRB VII.  Dow is a general partner of SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 102,763 shares.

8.

Shared Dispositive Power
     308,895 shares, of which 43,087 are directly owned by SR V, 1,842 are directly owned by SR V A, 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A and 16 are directly owned by SRB VII.  Dow is a general partner of SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 411,658

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) John V. Jaggers (“Jaggers”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 78,610 shares.

6.

Shared Voting Power
     308,895 shares, of which 43,087 are directly owned by SR V, 1,842 are directly owned by SR V A, 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A and 16 are directly owned by SRB VII.  Jaggers is a general partner of SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 78,610 shares.

8.

Shared Dispositive Power
     308,895 shares, of which 43,087 are directly owned by SR V, 1,842 are directly owned by SR V A, 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A and 16 are directly owned by SRB VII.  Jaggers is a general partner of SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 387,505

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jackie R. Kimzey (“Kimzey”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 261 shares.

6.

Shared Voting Power
     263,966 shares, of which 254,222 are directly owned by SR VII, 1,842 are directly owned by SR VII A and 16 are directly owned by SRB VII.  Kimzey is a general partner of SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 261 shares.

8.

Shared Dispositive Power
     263,966 shares, of which 254,222 are directly owned by SR VII, 1,842 are directly owned by SR VII A and 16 are directly owned by SRB VII.  Kimzey is a general partner of SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 264,227

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Charles H. Phipps (“Phipps”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 93,712 shares.

6.

Shared Voting Power
     308,895 shares, of which 43,047 are directly owned by SR V, 1,842 are directly owned by SR V A, 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A and 16 are directly owned by SRB VII.  Phipps is a general partner of SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 93,712 shares.

8.

Shared Dispositive Power
    308,895 shares, of which 43,087 are directly owned by SR V, 1,842 are directly owned by SR V A, 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A and 16 are directly owned by SRB VII.  Phipps is a general partner of SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 402,607

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.5%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jennifer Gill Roberts (“Roberts”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

6.

Shared Voting Power
     318,833 shares, of which 43,087 are directly owned by SR V, 1,842 are directly owned by SR V A, 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A, 16 are directly owned by SRB VII and 9,938 are directly owned by the Roberts Family Trust ("Roberts Trust").  Roberts is a trustee of the Roberts Trust and a general partner of SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 0 shares.

8.

Shared Dispositive Power
     318,833 shares, of which 43,087 are directly owned by SR V, 1,842 are directly owned by SR V A, 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A, 16 are directly owned by SRB VII and 9,938 are directly owned by the Roberts Family Trust ("Roberts Trust").  Roberts is a trustee of the Roberts Trust and a general partner of SRB V, the general partner of SR V and SR V A, and SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 318,833

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 10467D 10 2

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) David A. Shrigley (“Shrigley”) Tax ID Number:

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 1,634 shares.

6.

Shared Voting Power
     263,966 shares, of which 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A and 16 are directly owned by SRB VII.  Shrigley is a general partner of SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to vote these shares.

	7.	Sole Dispositive Power 1,634 shares.

8.

Shared Dispositive Power
     263,966 shares, of which 254,222 are directly owned by SR VII, 9,728 are directly owned by SR VII A and 16 are directly owned by SRB VII.  Shrigley is a general partner of SRB VII, the general partner of SR VII and SR VII A, and may be deemed to have shared power to dispose of these shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 265,600

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.3%

12.	Type of Reporting Person (See Instructions) IN

This Statement amends the Statement on 13(G) filed by Sevin Rosen Fund IV L.P., a Delaware limited partnership; SRB Associates IV L.P., a Delaware limited partnership; Sevin Rosen Fund V L.P., a Delaware limited partnership; Sevin Rosen V Affiliates Fund L.P., a Delaware limited partnership; SRB Associates V L.P., a Delaware limited partnership; Sevin Rosen Fund VII L.P., a Delaware limited partnership; Sevin Rosen VII Affiliates Fund L.P., a Delaware limited partnership; SRB Associates VII, L.P., a Delaware limited partnership; Jon W. Bayless; Stephen L. Domenik; Stephen M. Dow; John V. Jaggers; Jackie R. Kimzey; Charles H. Phipps; Jennifer Gill Roberts; and David A. Shrigley.  The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

	(b)	Percent of class:

See Row 11 of cover page for each Reporting Person.

	(c)	Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote

See Row 5 of cover page for each Reporting Person.

(ii) Shared power to vote or to direct the vote

See Row 6 of cover page for each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of

See Row 7 of cover page for each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of

See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:                    ☒  Yes

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2002

SEVIN ROSEN FUND IV L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES IV L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES IV L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

SEVIN ROSEN FUND V L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES V L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN V AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES V L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES V L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

SEVIN ROSEN FUND VII L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VII L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SEVIN ROSEN VII AFFILIATES FUND L.P.	/s/ John V. Jaggers
By SRB ASSOCIATES VII L.P.,	Signature
Its General Partner
John V. Jaggers
General Partner

SRB ASSOCIATES VII L.P.	/s/ John V. Jaggers
Signature

John V. Jaggers
General Partner

JON W. BAYLESS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN M. DOW	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

STEPHEN L. DOMENIK	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JOHN V. JAGGERS	/s/ John V. Jaggers
Signature

JACKIE R. KIMZEY	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

CHARLES H. PHIPPS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

JENNIFER GILL ROBERTS	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

DAVID A. SHRIGLEY	/s/ John V. Jaggers
Signature

John V. Jaggers
Attorney-In-Fact

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Page
Exhibit A: Agreement of Joint Filing	23
Exhibit B: Reference to John Jaggers as Attorney-In-Fact	24

EXHIBIT A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Capstone Turbine Corporation shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

EXHIBIT B

REFERENCE TO JOHN JAGGERS AS ATTORNEY-IN-FACT

                John Jaggers has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.